Execution Copy

                             A.O. SMITH CORPORATION



                     _______________________________________


                                   $12,500,000





                               TERM LOAN AGREEMENT


                            dated as of April 5, 1994



                     _______________________________________



                                 NBD BANK, N.A.

                                TABLE OF CONTENTS



        I.   DEFINITIONS

               1.1  Certain Definitions..........................
               1.2  Other Definitions; Rules of Construction.....


        II.  THE COMMITMENT AND THE TERM LOAN

               2.1  Commitment of the Bank.......................
               2.2  Termination and Reduction of Commitment......
               2.3  Disbursement of Term Loan....................
               2.4  Conditions for Disbursement..................
               2.5  Further Conditions for Disbursement..........


        III. PAYMENTS Of TERM LOAN

               3.1  Principal Payments...........................
               3.2  Interest Payments............................
               3.3  Payment Method...............................
               3.4  No Setoff or Deduction.......................
               3.5  Payment on Non-Business Day;
                      Payment Computations.......................
               3.6  Indemnification..............................
               3.7  Additional Costs.............................


        IV.  REPRESENTATIONS AND WARRANTIES

               4.1  Corporate Existence and Power................
               4.2  Corporate Authority..........................
               4.3  Binding Effect...............................
               4.4  Credit Agreement Representations.............
               4.5  Litigation...................................
               4.6  Financial Condition..........................
               4.7  Use of Term Loan.............................
               4.8  Consents, Etc................................


        V.   COVENANTS

               5.1  Incorporation of Covenants
                      from Credit Agreement......................

        VI.  DEFAULT

               6.1  Incorporation of Events of Default
                      from Credit Agreement......................
               6.2  Remedies.....................................


        VII. MISCELLANEOUS

               7.1  Amendments, Etc..............................
               7.2  Notices......................................
               7.3  No Waiver By Conduct; Remedies Cumulative....
               7.4  Reliance on and Survival of Various
                      Provisions.................................
               7.5  Expenses.....................................
               7.6  Successors and Assigns.......................
               7.7  Counterparts.................................
               7.8  Governing Law................................
               7.9  Contents and Headings........................
               7.10 Integration and Severability.................
               7.11 Interest Rate Limitation.....................
               7.12 Waiver of Jury Trial.........................


   EXHIBITS

        Exhibit A Term Note....................................

        THIS TERM LOAN AGREEMENT, dated as of April 5, 1994 (this Agreement), is by and between A.O. SMITH CORPORATION, a Delaware corporation (the "Company") and NBD BANK, N.A., a national banking association (the "Bank").

                                  INTRODUCTION

        The Company desires to obtain a term loan in the aggregate principal amount of $12,500,000 in order to replace and extend an existing term loan owing to the Bank, and the Bank is willing to make such term loan on the terms and conditions herein set forth.

        In consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE I.

                                   DEFINITIONS

        1.1 Certain Definitions. As used herein the following terms shall have the following respective meanings:

        "Business Day" shall mean a day other than a Saturday, Sunday or other day on which the Bank is not open to the public for carrying on substantially all of its banking functions.

        "Commitment" shall mean the commitment of the Bank to make the Term Loan pursuant to Section 2.1 in the principal amount of $12,500,000.

        "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements as of such date, provided, however, that the term "Consolidated Subsidiary" shall not include AgriStor Credit Corporation ("AgriStor Credit") and AgriStor Credit Corporation Canada, Ltd. ("AgriStor Canada; collectively with AgriStor Credit, "AgriStor").

        "Credit Agreement" shall mean the Credit Agreement dated as of February 26, 1993 among the Company, the banks named therein and Chemical Bank, as agent for such banks.

        "Default" shall mean any of the events or conditions described in
   Section 6.1 which would become an Event of Default with notice or lapse of time or both.

        "Dollars" and "$" shall mean the lawful money of the United States of America.

        "Effective Date" shall mean the effective date specified in the final paragraph of this Agreement.

        "Eurodollar Business Day" shall mean any day which is both a Business Day and a London Banking Day.

        "Eurodollar Interest Period" shall mean the period commencing on the Effective Date and ending on the date one, two, three or six months thereafter, as the Company may elect under Section 2.3(c) and each subsequent period commencing on the last day of the immediately preceding Eurodollar Interest Period and ending on the date one, two, three or six months thereafter, as the Company may elect under Section 2.3(c), provided, however, that (a) any Eurodollar Interest Period which commences on the last Eurodollar Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Eurodollar Business Day of the appropriate subsequent calendar month, (b) each Eurodollar Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall end on the next succeeding Eurodollar Business Day or, if such next succeeding Eurodollar Business Day falls in the next succeeding calendar month, on the next preceding Eurodollar Business Day, and (c) no Eurodollar Interest Period which would end after the Maturity Date shall be permitted.

        "Eurodollar Rate" shall mean, with respect to the Eurodollar Rate Loan and the related Eurodollar Interest Period, the per annum rate that is equal to the sum of:

             (a)  one-half of one percent (1/2%) per annum, plus

             (b) the rate per annum obtained by dividing (i) the per annum rate of interest at which deposits in Dollars for such Eurodollar Interest Period and in an aggregate amount comparable to the amount of such Eurodollar Rate Loan are offered to the Bank by other prime banks in the London interbank market at approximately 11:00 a.m. London time on the second London Banking Day prior to the first day of such Eurodollar Interest Period by (ii) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is specified on the first day of such Eurodollar Interest Period by the Board of Governors of the federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System;

   all as determined by the Bank, such sum to be rounded up, if necessary, to the nearest whole multiple of one one-hundredth of one percent (1/100 of 1%).

        "Eurodollar Rate Loan" shall mean the Term Loan during any time it bears interest at the Eurodollar Rate.

        "Event of Default" shall mean any of the events or conditions described in Section 6.1.

        "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles applied on a basis consistent with that reflected in the financial statements referred to in Section 4.6.

        "Interest Payment Date" shall mean the last day of each Eurodollar Interest Period and, in the case of any Eurodollar Interest Period exceeding three months, those days that occur during such Eurodollar Interest Period at intervals of three months after the first day of such Interest Period.

        "London Banking Day" shall mean any day in which dealings and deposits in U.S. dollars are transacted in the London interbank market.

        "Maturity Date" shall mean the earlier of April 5, 1999 or the date the Term Loan is accelerated pursuant to Section 6.2 hereof.

        "Overdue Rate" shall mean a rate per annum that is equal to the sum of three percent (3%) per annum plus the Prime Rate.

        "Person" or "person" shall include an individual, a corporation, an association, a partnership, a trust or estate, a joint stock company, a joint venture, a trade or business (whether or not incorporated), a government (foreign or domestic) and any agency or political subdivision thereof, or any other entity.

        "Prime Rate" shall mean the per annum rate announced by the Bank from time to time as its "prime rate" (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Bank to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

        "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

        "Term Loan" shall mean the borrowing under Section 2.3 evidenced by the Term Note and made pursuant to Section 2.1.

        "Term Note" shall mean any promissory note of the Company evidencing the Term Loan, in substantially the form annexed hereto as Exhibit A, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

        1.2 Other Definitions; Rules of Construction. As used herein, the terms "Bank," "Company" and "this Agreement" shall have the respective meanings ascribed thereto in the introductory paragraph of this Agreement. Such terms, together with the other terms defined in Section 1.1, shall include both the singular and the plural forms thereof and shall be construed accordingly. All computations required hereunder and all financial terms used herein shall be made or construed in accordance with Generally Accepted Accounting Principles unless such principles are inconsistent with the express requirements of this Agreement. Use of the terms "herein", "hereof", and "hereunder" shall be deemed references to this Agreement in its entirety and not to the Section or clause in which such term appears.


                                   ARTICLE II.

                        THE COMMITMENT AND THE TERM LOAN

        2.1 Commitment of the Bank. The Bank agrees, subject to the terms and conditions of this Agreement, to make a single Term Loan to the Company, and the Company agrees to borrow such Term Loan from the Bank, on April 5, 1994, in the principal amount of $12,500,000. The Term Loan shall be used solely to pay in full a term loan in the original principal amount of $15,000,000 made to the Company by the Bank on April 5, 1991.

        2.2 Termination and Reduction of Commitment. Neither the Company nor the Bank shall have the right to terminate or reduce the Commitment without the mutual agreement of both the Company and the Bank.

        2.3 Disbursement of Term Loan. (a) Subject to the terms and condi-tions of this Agreement, the proceeds of the Term Loan shall be made available to the Company by depositing the proceeds thereof, in immediately available funds, in an account maintained and designated by the Company at the Bank or by wire transfer or otherwise as requested by the Company.

             (b) The Term Loan made under this Section 2.3 shall be evidenced by the Term Note, and the Term Loan shall be due and payable and bear interest as provided in Article III and in the Term Note. The Bank is hereby authorized by the Company to record on the schedule attached to the Term Note, or in its books and records, the amount of each payment or prepayment of principal thereon, and the other information provided for on such schedule, which schedule or books and records, as the case may be, shall constitute prima facie evidence of the information so recorded, provided, however, that failure of the Bank to record, or any error in recording, any such information shall not relieve the Company of its obligation to repay the outstanding principal amount of the Term Loan, all accrued interest thereon and other amounts payable with respect thereto in accordance with the terms of this Agreement, nor shall any failure of the Bank to record any payment made by the Company require the Company to repay the amount previously paid by the Company.

             (c) The Company may elect to have a Eurodollar Interest Period applicable to Term Loan of one, two, three or six months by giving the Bank notice, in the case of the initial Eurodollar Interest Period, no later than 10:00 a.m. Detroit time three Eurodollar Business Days prior to the Effective Date and, in the case of all subsequent Eurodollar Interest Periods, three Eurodollar Business Days prior to the end of each Eurodollar Interest Period. If the Company shall not timely deliver such notice with respect to any outstanding Eurodollar Interest Period, the Company shall be deemed to have elected a Eurodollar Interest Period of one month. Notwithstanding anything herein to the contrary, the Company shall elect Eurodollar Interest Periods such that the last day of a Eurodollar Interest Period occurs in October, 1997, in April, 1998, in October, 1998 and in April, 1999.

        2.4 Conditions for Disbursement. The obligation of the Bank to make the Term Loan hereunder is subject to receipt by the Bank of the following documents and completion of the following matters, in form and substance satisfactory to the Bank:

             (a) Charter Documents. Certificates of recent date of the appropriate authority or official of the Company's state of incorporation listing all charter documents of the Company on file in that office and certifying as to the good standing and corporate existence of the Company together with copies of such charter documents of the Company, certified as of a recent date by such authority or official and certified as true and correct as of the Effective Date by a duly authorized officer of the Company;

             (b) By-Laws and Corporate Authorizations. Copies of the by-laws of the Company together with all authorizing resolutions and evidence of other corporate action taken by the Company to authorize the execution, delivery and performance by the Company of this Agreement and the Term Note and the consummation by the Company of the transactions contemplated hereby, certified as true and correct as of the Effective Date by a duly authorized officer of the Company;

             (c) Incumbency Certificate. Certificates of incumbency of the Company containing, and attesting to the genuineness of, the signatures of those officers authorized to act on behalf of the Company in connection with this Agreement and the Term Note and the consummation by the Company of the transactions contemplated hereby, certified as true and correct as of the Effective Date by a duly authorized officer of the Company;

             (d) Term Note. The Term Note duly executed on behalf of the Company;

             (e) Legal Opinions. The favorable written opinion of W. David Romoser, general counsel and secretary for the Company, with respect to each of the matters set forth in Article IV (other than Section 4.6); and

             (f) Consents, Approvals, Etc. Copies of all governmental and nongovernmental consents, approvals, authorizations, declarations, registrations or filings, if any, required on the part of the Company in connection with the execution, delivery and performance of this Agreement, or the Term Note or consummation of the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement and the Term Note, certified as true and correct in full force and effect as of the Effective Date by a duly authorized officer of the Company, or if none are required, a certificate of such officer to that effect.

        2.5 Further Conditions for Disbursement. The obligation of the Bank to make the Term Loan is further subject to the satisfaction of the following conditions precedent:

             (a) The representations and warranties contained in Article IV hereof shall be true and correct on and as of the date such Term Loan is made (both before and after such Loan is made) as if such representations and warranties were made on and as of such date; and

             (b) No Event of Default or Default shall exist or shall have occurred and be continuing on the date such Term Loan is made (whether before or after such Term Loan is made).

   The Company shall be deemed to have made a representation and warranty to the Bank at the time of the making of the Term Loan to the effects set forth in clauses (a) and (b) of this Section 2.5.


                                  ARTICLE III.

                              PAYMENTS Of TERM LOAN

        3.1  Principal Payments.

             (a) Unless earlier payment is required under this Agreement, the Company shall pay to the Bank the outstanding principal amount of the Term Loan in four semi-annual principal payments of $3,125,000 each, with the first such principal payment due on the Interest Payment Date occurring in October, 1997 and payable on each Interest Payment Date occurring in each April and October thereafter and on the Maturity Date, when the entire outstanding principal amount of, and accrued interest on, the Term Loan shall be due and payable.

             (b) The Company may prepay the entire outstanding principal amount of the Term Loan and may make partial prepayments of the Term Loan, provided that such partial prepayments must be in a minimum amount of $1,000,000 and in integral multiples thereof and that all such prepayments, whether partial or of the entire outstanding principal amount, shall be permitted to be made only on an Interest Payment Date. All partial prepayments shall be applied to principal installments in the inverse order of their maturities.

        3.2 Interest Payments. (a) The Company shall pay interest to the Bank on the unpaid principal amount of the Term Loan, for the period commencing on the date such Term Loan is made until such Term Loan is paid in full, on each Interest Payment Date and at maturity (whether at stated maturity, by acceleration or otherwise), and thereafter on demand, at the applicable Eurodollar Rate. Notwithstanding the foregoing, the Company shall pay interest on demand at the Overdue Rate on the outstanding principal amount of the Term Loan and any other amount payable by the Company hereunder (other than interest) which is not paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof until the same is paid in full.

             (b) Notwithstanding any other provision of this Agreement to the contrary, if (i) deposits in Dollars for the periods comparable to the relevant Eurodollar Interest Periods are not available to the Bank in the London interbank market, or (ii) the Eurodollar Rate will not adequately and fairly reflect the cost of the Bank of making, funding or maintaining the Eurodollar Rate Loan, or (iii) by reason of national or international financial, political or economical conditions or by reasons of any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, it is impracticable, unlawful or impossible for the Bank to make, fund or maintain the Eurodollar Rate Loan, the interest rate applicable thereafter shall be the Prime Rate.

        3.3 Payment Method. (a) All payments to be made by the Company hereunder will be made in Dollars and in immediately available funds to the Bank at its address set forth in Section 7.2 not later than 1:00 p.m. Detroit time on the date on which such payment shall become due. Payments received after 1:00 p.m. Detroit time shall be deemed to be payments made prior to 1:00 p.m. Detroit time on the next succeeding Business Day.

             (b) At the time of making each such payment, the Company shall, subject to the other terms and conditions of this Agreement, specify to the Bank that obligation of the Company hereunder to which such payment is to be applied. In the event that the Company fails to so specify the relevant obligation or if an Event of Default shall have occurred and be continuing, the Bank may apply such payments as it may determine in its sole discretion to obligations of the Company to the Bank arising under this Agreement or otherwise.

        3.4 No Setoff or Deduction. All payments of principal and interest on the Term Note and other amounts payable by the Company hereunder shall be made by the Company without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any governmental authority, or by any department, agency or other political subdivision or taxing authority.

        3.5 Payment on Non-Business Day; Payment Computations. Except as otherwise provided in this Agreement to the contrary, whenever any installment of principal of, or interest on, the Term Loan or any other amount due hereunder becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension. Computations of interest and other amounts due under this Agreement shall be made on the basis of a year of 360 days for the actual number of days elapsed, including the first day but excluding the last day of the relevant period.

        3.6 Indemnification. If the Company makes any payment of principal with respect the Term Loan on any other date than the last day of Eurodollar Interest Period applicable thereto (whether pursuant to Sections 3.1(b), 6.2 or otherwise), or if the Company fails to make any payment of principal or interest in respect of the Term Loan when due, the Company shall, in addition to any amounts that may be payable pursuant to any other Sections of the Agreement, reimburse the Bank on demand for any resulting loss or expense incurred by the Bank, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties, whether or not the Bank shall have funded or committed to fund such Loan. A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Company, shall be conclusive and binding for all purposes absent manifest error in computation, and amounts due under this Section 3.6 shall be due 15 days after such statement is submitted by the Bank to the Company.

        3.7 Additional Costs. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to the Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including without limitation any risk-based capital guidelines, (a) affects or would affect the amount of capital required or expected to be maintained by the Bank (or any corporation controlling the Bank) and the Bank determines that the amount of such capital is increased by or based upon the existence of the Bank's obligations hereunder and such increase has the effect of reducing the rate of return on the Bank's (or such controlling corporation's) capital as a consequence of such obligations hereunder to a level below that which the Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Bank to be material, or (b) effects the basis of taxation of payments to the Bank of any amounts payable by the Company under this Agreement (other than taxes imposed on the overall net income of the Bank) or shall impose any other condition with respect to this Agreement and the result of any of the foregoing is to increase the cost to the Bank of making, funding, or maintaining the Eurodollar Rate Loan or to reduce the amount of any sum receivable by the Bank thereon, then the Company shall pay to the Bank, from time to time, upon request by the Bank, additional amounts sufficient to compensate the Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return or such increased costs which the Bank reasonably determines to be allocable to the existence of the Bank's obli-gations hereunder. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Company, shall be conclusive and binding for all purposes absent manifest error in computation, and amounts due under this
   Section 3.7 shall be due 15 days after such statement is submitted by the Bank to the Company. Notwithstanding anything herein to the contrary, (i) if the Bank at any time requests compensation hereunder, and the Company pays such compensation, the Company may prepay the term loan in its entirety without any amounts due under this Section 3.7 hereof or any other prepayment premium, and (ii) the Bank may only request such compensation prospectively, and not retroactively.


                                   ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES

        The Company represents and warrants that:

        4.1 Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business, and is in good standing, in all additional jurisdictions where such qualification is necessary under applicable law. The Company has all requisite corporate power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted, and to execute and deliver this Agreement and the Term Note and to engage in the transactions contemplated by this Agreement.

        4.2 Corporate Authority. The execution, delivery and performance by the Company of this Agreement and the Term Note have been duly authorized by all necessary corporate action and are not in contravention of any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority or of the terms of the Company's charter or by-laws, or of any contract or undertaking to which the Company is a party or by which the Company or its property may be bound or affected or result in the imposition of any Lien except for Liens permitted pursuant to Section 5.7 of the Credit Agreement.

        4.3 Binding Effect. This Agreement is, and the Term Note when delivered hereunder will be, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, provided that the enforcement of the rights and remedies set forth in the Agreement and the Term Note are subject to the effective applicable bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, and general principles of equity, whether applied to a proceeding at law or in equity.

        4.4 Credit Agreement Representations. The representations and warranties contained in Sections 4.6, 4.7 and 4.8 of the Credit Agreement are true and correct as if made on and as of the Effective Date.

        4.5 Litigation. The Company and its Subsidiaries are defendants in various legal proceedings arising in the normal course of business, all of which material proceedings are disclosed in the most recently filed form 10-K of the Company. In the opinion of the management of the Company, the probable ultimate resolution of all actions, suits or proceedings pending against the Company or any of its Subsidiaries will not have a material adverse effect on the consolidated financial position of the Company and its-Subsidiaries. The management of the Company is not aware of any threatened actions, suits or proceedings against the Company or any of its Subsidiaries for which the probable ultimate resolution thereof would have a material adverse effect on the consolidated financial position of the Company and its Subsidiaries.

        4.6 Financial Condition. The consolidated balance sheet of the Company and its Consolidated Subsidiaries and the consolidated statements of income and cash flow of the Company and its Consolidated Subsidiaries for the fiscal year ended December 31, 1993 and reported on by Ernst & Young, copies of which have been furnished to the Bank, fairly present, and the financial statements of the Company and its Subsidiaries delivered pursuant to Section 5.1 will fairly present, the consolidated financial position of the Company and its Consolidated Subsidiaries as at the respective dates thereof, and the consolidated results of operations of the Company and its Consolidated Subsidiaries for the respective periods indicated, all in accordance with Generally Accepted Accounting Principles consistently applied (subject, in the case of said interim statements, to year-end audit adjustments). Except as disclosed in the press release of the Company dated March 30, 1994, there has been no material adverse change in the business, properties, operations or condition, financial or otherwise, of the Company or any of its Subsidiaries since December 31, 1993. There is no material contingent liability of the Company that is not reflected in such financial statements or in the notes thereto.

        4.7 Use of Term Loan. The Company will use the proceeds of the Term Loan solely to pay in full a term loan in the original principal amount of $15,000,000 made to the Company by the Bank on April 5, 1991. Neither the Company nor any of its Subsidiaries extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Term Loan will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such margin stock or maintaining or extending credit to others for such purpose. After applying the proceeds of the Term Loan, margin stock, if any, will not constitute more than 25% of the value of the assets (either of the Company alone or of the Company and its Subsidiaries on a consolidated basis) that are subject to any provisions of this Agreement that may cause the Term Loan to be deemed secured, directly or indirectly, by margin stock.

        4.8 Consents, Etc. Except for such consents, approvals, authoriza-tions, declarations, registrations or filings delivered by the Company pursuant to Section 2.4(f), if any, each of which is in full force and effect, no consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity, including without limitation any creditor, lessor or stockholder of the Company or any of its Subsidiaries, is required on the part of the Company in connection with the execution, delivery and performance of this Agreement, the Term Note or the transactions contemplated hereby or as a condition to the validity or enforceability of this Agreement or the Term Note.


                                   ARTICLE V.

                                    COVENANTS

        5.1 Incorporation of Covenants from Credit Agreement. The Company covenants and agrees that, until payment in full of the principal of and accrued interest on the Term Loan and the performance of all other obligations of the Company under this Agreement, unless the Bank shall otherwise consent in writing, it shall observe and perform, as incorporated herein, the covenants and agreements set forth in Sections
   5.1 through 5.8, inclusive, of the Credit Agreement. All such provisions of said Sections 5.1 through 5.8, inclusive, including definitions of defined terms used therein and exhibits referred to therein, are hereby incorporated by reference and made a part of this Agreement to the same extent as if set forth fully herein except that (i) all cross references shall be deemed to refer to the relevant provision or provisions as incorporated herein, (ii) references therein to "hereof" and "hereto" and "herein" shall be deemed to refer to this Agreement and (iii) references in such sections as incorporated herein to the defined terms "Banks", "Bank", "Required Banks" and "Agent" shall be deemed references to the defined term "Bank" as defined in this Agreement, references in such sections as incorporated herein to the defined term "Default" shall be deemed references to the defined term "Default" as defined in this Agreement and references in such sections as incorporated herein to the defined term "Events of Default" shall be deemed references to the defined term "Event of Default" as defined in this Agreement.

             Any supplement amendment, modification, waiver or consent made or granted by the Required Banks (as defined in the Credit Agreement) in connection with such provisions of the Credit Agreement incorporated herein at any time after the date hereof shall be deemed a supplement, amendment, modification, waiver or consent, as the case may be, with respect to such provisions as incorporated herein, but only if the Bank has consented to such supplement, amendment, modification' waiver or consent pursuant to the terms of the Credit Agreement. Notwithstanding anything in this Agreement to the contrary, no termination, cancellation or expiry of the Credit Agreement shall have any effect whatsoever upon the provisions thereof as such provisions are incorporated herein, and such provisions of the Credit Agreement incorporated herein shall be deemed to survive any such termination, cancellation or expiry of the Credit Agreement and shall thereafter continue to be binding upon the Company under this Agreement.


                                   ARTICLE VI.

                                     DEFAULT

        6.1 Incorporation of Events of Default from Credit Agreement. For the purpose of determining Events of Default with respect to the Company, Sections 6.1(a) through 6.1(j), inclusive, of the Credit Agreement, including definitions of defined terms used therein, are hereby incorporated by reference and made a part of this Agreement to the same extent as if set forth fully herein, except that reference in such sections as incorporated herein to the defined terms "Notes" or "Note" shall be deemed references to the defined term "Term Note" as defined in this Agreement, references in such Sections as incorporated herein to the defined terms "Loan" or "Loans" shall be deemed references to the defined term "Term Loan" as defined in this Agreement, and reference in such Sections as incorporated herein to the defined terms "Agent" or "Bank" shall be deemed references to the defined term "Bank" as defined in this Agreement. Any supplement, amendment, modification, waiver or consent made or granted by the Required Banks in connection with such provisions of the Credit Agreement incorporated herein at any time after the date hereof shall be deemed a supplement, amendment, modification, waiver or consent, as the case may be, with respect to such provisions of the above described Section of the Credit Agreement as incorporated herein, but only if the Bank has consented to such supplement, amendment, modification, waiver or consent pursuant to the terms of the Credit Agreement. Notwithstanding anything in this Agreement to the contrary, no termination, cancellation or expiry of the Credit Agreement shall have any effect whatsoever upon the provisions thereof as such provisions are incorporated herein, and such provisions of the Credit Agreement incorporated herein shall be deemed to survive any such termination, cancellation or expiry of the Credit Agreement and shall thereafter continue to be binding upon the Company under this Agreement.

        6.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, the Bank may by notice to the Company (i) terminate the Commitment or (ii) declare the outstanding principal of, and accrued interest on, the Term Loan, the prepayment indemnity determined pursuant to Section 3.6 and all other amounts owing under this Agreement to be immediately due and payable, or any one or more of the foregoing, whereupon the Commitment shall terminate forthwith and all such amounts shall become immediately due and payable, as the case may be, provided that in the case of any event or condition described in Section 6.1(g) or 6.1(h) with respect to the Company, the Commitment shall automatically terminate forthwith and all such amounts shall automatically become immediately due and payable without notice; in all cases without demand, presentment, protest, diligence, notice of dishonor or other formality, all of which are hereby expressly waived.


                                  ARTICLE VII.

                                  MISCELLANEOUS

        7.1 Amendments. Etc. (a) No amendment, modification, termination or waiver of any provision of this Agreement nor any consent to any departure therefrom shall be effective unless the same shall be in writing and signed by the Bank.

             (b) Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        7.2 Notices. All notices and other communications hereunder shall be in writing and shall be delivered or sent to the Company at 11270 West Park Place, Milwaukee, Wisconsin 53224.3690, Attention: Assistant Treasurer, with a copy to the General Counsel, Facsimile
   No. (414) 359-4180, and to the Bank at 611 Woodward Avenue, Detroit, Michigan 48226 Attention: Midwest Banking Division, Illinois/Wisconsin/Minnesota Group, Facsimile No. (313) 225-1671, or to such other address as may be designated by the Company or the Bank by notice to the other party hereto. All notices and other communications shall be deemed to have been given at the time of actual delivery thereof to such address, or if sent by certified or registered mail, postage prepaid, to such address, on the third day after the date of mailing, or in the case of telecopy notice, upon receipt of the appropriate confirmation, or if sent by an overnight courier service to such address, on the first Business Day after deposit with such overnight courier.

        7.3 No Waiver By Conduct; Remedies Cumulative. No course of dealing on the part of the Bank, nor any delay or failure on the part of the Bank in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege or otherwise prejudice the Bank's rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Bank under this Agreement or the Term Note is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law. Every right and remedy granted by this Agreement or the Term Note or by applicable law to the Bank may be exercised from time to time and as often as may be deemed expedient by the Bank and, unless contrary to the express provisions of this Agreement or the Term Note, irrespective of the occurrence or continuance of any Default or Event of Default.

        7.4 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of the Company made herein or in any certificate, report, financial statement or other document furnished by or on behalf of the Company in connection with this Agreement shall be deemed to be material and to have been relied upon by the Bank, notwithstanding any investigation heretofore or hereafter made by the Bank or on the Bank's behalf, and those covenants and agreements of the Company set forth in Section 3.6, 3.7 and 7.5 hereof shall survive the repayment in full of the Loans and the termination of the Commitment.

        7.5 Expenses. The Company agrees to pay, or reimburse the Bank for the payment of, on demand, (i) the reasonable fees and expenses of counsel to the Bank, including without limitation the fees and expenses of Messrs. Dickinson, Wright, Moon, Van Dusen & Freeman, in connection with (A) the preparation, execution, delivery and administration of this Agreement, the Term Note and the consummation of the transactions contemplated hereby, up to a maximum of $1,000, and (B) in connection with advising the Bank as to its rights and responsibilities with respect thereto, and in connection with any amendments, waivers or consents in connection therewith, provided that the Company shall be liable only for such amounts in excess of $200, and (ii) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement, the Term Note and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and (iii) all reasonable costs and expenses of the Bank (including reasonable fees and expenses of counsel and whether incurred through negotiations, legal proceedings or otherwise) in connection with any Default or Event of Default or the enforcement of, or the exercise or preservation of any rights under, this Agreement or the Term Note or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement.

        7.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the Company may not, without the prior consent of the Bank, assign its rights or obligations hereunder or under the Term Note and the Bank shall not be obligated to make any Loan hereunder to any entity other than the Company.

        7.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

        7.8 Governing Law. This Agreement is a contract made under, and shall be governed by and construed in accordance with, the law of the State of Michigan applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State.

        7.9 Table of Contents and Headings. The table of contents and the headings of the various subdivisions hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

        7.10 Integration and Severability. This Agreement, including without limitation any portion of the Credit Agreement incorporated herein, embodies the entire agreement and understanding between the Company and the Bank, and supersedes all prior agreements and understandings, relating to the subject matter hereof. In case any one or more of the obligations of the Company under this Agreement or the Term Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Company shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Company under this Agreement or the Term Note in any other jurisdiction.

        7.11 Interest Rate Limitation. Notwithstanding any provision of this Agreement or the Term Note, in no event shall the amount of interest paid or agreed to be paid by the Company exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement or the Term Note at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever the Bank shall ever receive as interest an amount which would be deemed unlawful under such applicable law such interest shall be automatically applied to the payment of principal of the Term Loan outstanding hereunder (whether or not then due and payable), without any payment required by Section 3.6 hereof, and not to the payment of interest, or shall be refunded to the Company if such principal and all other obligations of the Company to the Bank have been paid in full.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the 5th day of April, 1994, provided that the Effective Date of this Agreement shall be April 5, 1994, notwithstanding the day and year first above written.


                                         A.O. SMITH CORPORATION



                                         By:  THOMAS W. RYAN
                                         Its: Vice President, Treasurer
                                          						 and Controller

                                         NBD BANK, N.A.



                                         By:  MAHER TOUMA
                                         Its: Second Vice President

                                    EXHIBIT A

                                    TERM NOTE


   $12,500,000                                    April 5, 1994
                                                  Detroit, Michigan


          FOR VALUE RECEIVED, A.O. SMITH CORPORATION, a Delaware corporation (the "Company"), hereby unconditionally promises to pay to the order of NBD BANK, N.A., a national banking association (the "Bank"), at the principal banking office of the Bank in lawful money of the United States of America and in immediately available funds, the principal sum of Twelve Million Five Hundred Thousand Dollars ($12,500,000), payable in four semi-annual installments each in the amount of $3,125,000 payable on each Interest Payment Date occurring in each April and October, commencing with the Interest Payment Date occurring October, 1997, and on the Maturity Date, unless earlier payment is required, when the entire outstanding principal balance of the Term Loan evidenced hereby, and all accrued interest thereon, shall be due and payable; and to pay interest on the unpaid principal balance hereof from time to time outstanding, in like money and funds, for the period from the date hereof until such Term Loan shall be paid in full, at the rate per annum and on the dates provided in the Term Loan Agreement referred to below.

          The Company and each endorser or guarantor hereof waives demand, presentment, protest, diligence, notice of dishonor and any other formality in connection with this Term Note. Should the indebtedness evidenced by this Term Note or any part thereof be collected in any proceeding or be placed in the hands of attorneys for collection, the Company agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all costs of collecting this Term Note, including attorneys' fees and expenses.

          This Term Note evidences a Term Loan made under a Term Loan Agreement, dated as of April 5, 1994 (the "Term Loan Agreement"), by and between the Company and the Bank to which reference is hereby made for a statement of the circumstances under which this Term Note is subject to prepayment and under which its due date may be accelerated. Capitalized terms used but not defined in this Term Note shall have the respective meanings assigned to them in the Term Loan Agreement.

          This Term Note is made under, and shall be governed by and construed in accordance with, the laws of the State of Michigan applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State.

                                        A.O. SMITH CORPORATION

                                        By:_________________________________

                                             Its:__________________________